Exhibit 99.1

3PEA International, Inc. Issues 2019 Revenue Guidance

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (NASDAQ: TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, today announced guidance for 2019 revenue.

The Company expects 2019 revenue to be $38 million to $40 million, representing a 63 to 72 percent increase, versus the mid-point of 2018 full year revenue guidance issued in November of $22.75 million to $23.75 million, which remains unchanged. The Company is also reaffirming its previously announced 2018 adjusted EBITDA guidance.

“We expect 2019 to be another robust year of revenue and earnings growth for 3PEA,” said Mark Newcomer, Chief Executive Officer, 3PEA International. “In 2018, we were successful in entering new industry verticals, and the results of our efforts will begin to be recognized in the first quarter of 2019. Furthermore, we expect to see continued improvement of our gross margins driven by operational improvements and a favorable product mix.”

Company management expects to release its fourth quarter and full year 2018 financial results, as well as host an earnings call in early to mid-March, to discuss 2018 results and provide additional insights on recent successes, as well as corporate strategy and direction for 2019.

As a reminder, the Company’s Chief Financial Officer, Mark Attinger, will provide an introductory company overview via webcast at 11:00am ET on February 12, 2019. For more information, click here.

About 3PEA International

3PEA International (NASDAQ: TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has managed millions of prepaid debit cards in its portfolio. Through its PaySign® brand, 3PEA conceptualizes, develops and manages payment solutions, prepaid card programs, and customized payment services. 3PEA's corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA's customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA's customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at https://3pea.com/ or follow us on Linkedin, Twitter and Facebook.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts

3PEA International, Inc.
Jim McCroy, 1-702-749-7269
Investor Relations
ir@3pea.com
www.3pea.com
or
S&C Public Relations, Inc.
Suzanne Dawson
1-646-941-9140
sdawson@scprgroup.com

Source: 3PEA International, Inc.